Exhibit 99.1

News Release	NYSE: BOH

Media Inquiries
Stafford Kiguchi
Telephone: 808-537-8580
Mobile: 808-265-6367
E-mail: skiguchi@boh.com

Investor/Analyst Inquiries
Cindy Wyrick
Telephone: 808-537-8430
E-mail: cwyrick@boh.com

FOR IMMEDIATE RELEASE

Bank of Hawaii Announces Senior Management Changes

HONOLULU, HAWAII (Jan. 22, 2007) – Bank of Hawaii Corporation announced today that its Board of Directors has elected Mark A. Rossi Vice Chairman and Chief Administrative Officer and Corporate Secretary, effective Feb. 1, 2007.   He will be responsible for legal, human resources, security, government relations and corporate communications.  He will also serve on the bank’s Managing Committee.

Also announced was that Vice Chairman Donna Tanoue, who previously served as Chief Administrative Officer, will concentrate on client relations and community activities, areas of major emphasis under the bank’s new business plan.  Tanoue will continue in her role as a Vice Chairman and Director of the bank, member of the Managing Committee and President of Bank of Hawaii’s Charitable Foundation.

“The senior management appointments for Mark and Donna are part of our efforts to continually strengthen our management team and focus on building relationships, both critical elements of the bank’s business plan,” said Allan R. Landon, Chairman and CEO.  “Mark and Donna are well-versed in our industry and highly respected.  These changes positively position the bank to address the challenges and opportunities in our markets.  We look forward to their contributions.”

Rossi was previously President of Lane Powell in Seattle, Wash., a 180-attorney law firm with six offices in Washington, Oregon, Alaska and London.  His practice focused on banking, bankruptcy and creditor rights, commercial litigation and real estate.  Prior to that he was an officer for 13 years at First Interstate Bank, most recently as Senior Vice President and General Counsel for the northwest region.   He received his Juris Doctor from Willamette University College of Law in Salem, Ore., and his Bachelor of Arts degree from the University of Minnesota.

Prior to joining Bank of Hawaii in 2002, Tanoue was Chairman of the Federal Deposit Insurance Corporation (FDIC) in Washington, D.C.  She received her Juris Doctor from Georgetown University Law Center and Bachelor of Arts degree from the University of Hawaii.

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130 Merchant Street  •  PO Box 2900  •  Honolulu HI 96846-6000  •  Fax 808-537-8440  •  Website www.boh.com

Bank of Hawaii Announces Senior Management Changes

Tanoue currently serves on the boards of Longs Drug Stores Corporation; Queen’s Health Systems; Kaneohe Ranch Company, Ltd.; Bishop Museum; Hawaii Preparatory Academy; The Contemporary Museum and the national board of the Public Broadcasting Service (PBS).

Both Rossi and Tanoue will report to Landon.  Also now reporting to Landon is Executive Vice President Cindy Wyrick, who assumes the new position of Board Secretary and continues as Director of Investor Relations.

The bank also announced that Richard Keene, Vice Chairman and Chief Financial Officer, intends to accept employment with another organization and will be leaving the bank later in the first quarter.  The bank has engaged a search firm to identify a successor.

Keene joined the bank in 2002 as Executive Vice President and Controller.  He was promoted to Chief Financial Officer in 2004.

The bank also announced that Vice Chairman Neal Hocklander completed his duties and returned to the mainland.  Hocklander joined the bank in 2000 as Executive Vice President and Director of Human Resources.

“I’d like to thank Rick and Neal for their contributions over the past several years,” said Landon.  “Both have been important members of our senior management team and helped guide us through several significant and challenging initiatives.  They have done a great job and we wish them much happiness and success in their future endeavors.”

Bank of Hawaii Corporation is a regional financial services company serving businesses, consumers and governments in Hawaii, American Samoa and the West Pacific.  The company’s principal subsidiary, Bank of Hawaii, was founded in 1897 and is the largest independent financial institution in Hawaii.  For more information about Bank of Hawaii Corporation, visit the company’s website: www.boh.com.

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